Exhibit 99.1
Amkor Technology, Inc. Announces Pricing of $345 Million of its 7.375% Senior Notes due 2018
CHANDLER, AZ, April 29, 2010 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has priced its offering of $345 million aggregate principal amount of its 7.375% Senior Notes due 2018 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offering is expected to close on May 4, 2010, subject to satisfaction of customary closing conditions.
The notes will be issued at par and will be senior unsecured obligations of the Company. Interest will be payable semi-annually at a rate of 7.375% per annum on May 1 and November 1 of each year, commencing on November 1, 2010.
The purpose of the offering is to raise proceeds that, together with existing cash, will be sufficient to redeem in full the $53.5 million outstanding principal amount of the Company’s 7.125% senior notes due 2011 and the $358.3 million principal amount of the Company’s 7.75% senior notes due 2013, and to pay related fees and expenses.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.